As filed with the Securities and Exchange Commission on March 31, 2000.

                                                      Registration No. 333-95445
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                      COMMODORE APPLIED TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                    11-3312952
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                                PAUL E. HANNESSON
          Chairman of the Board, President and Chief Executive Officer
                      Commodore Applied Technologies, Inc.

 150 East 58th Street, Suite 3400              150 East 58th Street, Suite 3400
New York, NY 10155  (212) 308-5800            New York, NY 10155  (212) 308-5800
(Address, including zip code, and                (Name and address, including
 telephone number, including area               zip code, and telephone number,
  code, of registrant's principal                including area code, of agent
        executive offices)                               for service)

                                   ----------

                          Copies of Communications to:
                             Stephen A. Weiss, Esq.
                            Anthony J. Marsico, Esq.
                             Greenberg Traurig, LLP
                           200 Park Avenue, 15th Floor
                            New York, New York 10166
                                 (212) 801-9200

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    From Time to time as described in the Prospectus after the effective date of this Registration Statement.

                                   ----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                                    PROPOSED      PROPOSED
                                                                     MAXIMUM       MAXIMUM
                  TITLE OF                         AMOUNT           OFFERING      AGGREGATE            AMOUNT OF
              SECURITIES TO BE                      BEING             PRICE       OFFERING           REGISTRATION
                 REGISTERED                     REGISTERED(1)       PER SHARE       PRICE                 FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      13,863,475 shares       $1.66      $5,998,368.50(2)    $1,583.57(2)(3)
====================================================================================================================


(1) Pursuant to rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of common stock, par value $0.001 per share (the "Common Stock"), of Commodore Applied Technologies, Inc. being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.


(2) Computed on the basis of 3,613,475 shares of Common Stock in accordance with Rule 457(a) under the Securities Act. A registration fee of $3,379.20 with respect to 10,000,000 shares of Common Stock was computed in accordance with Rule 457(c) under the Securities Act and paid upon the initial filing of the Registration Statement on January 26, 2000. A registration fee of $107.58 with respect to an additional 250,000 shares of Common Stock was computed in accordance with Rules 457(a) and (c) under the Securities Act and paid upon the filing of Pre-effective Amendment No. 1 to the Registration Statement on February 10, 2000. This Pre-effective Amendment No. 2 to the Registration Statement increases the number of shares of Common Stock being registered hereby by 3,613,475 shares, and the registration fee of $1,583.57 being paid herewith relates to such 3,613,475 additional shares.

(3) Computed in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. Based on the average of the high and low prices (rounded to the nearest cent) of the Common Stock as reported on the American Stock Exchange on March 27, 2000.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED MARCH 31, 2000



PROSPECTUS



                                13,863,475 Shares


                      COMMODORE APPLIED TECHNOLOGIES, INC.

                                  Common Stock


                                   ----------



     The selling stockholders listed on page 11 of this prospectus are selling these shares for their own accounts.


     Our common stock is traded on the American Stock Exchange under the symbol CXI.


                                   ----------



     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.



                                   ----------



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                   ----------


            The date of this prospectus is ________________ __, 2000

     No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.


                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

     Risk Factors ....................................................    2
     Forward-Looking Statements ......................................    8
     About Commodore Applied Technologies ............................    8
     Recent Developments .............................................    9
     Use Of Proceeds .................................................   10
     Selling Stockholders ............................................   11
     Plan Of Distribution ............................................   13
     Legal Matters ...................................................   14
     Experts .........................................................   14
     Where You Can Find More Information .............................   14


     SET is a trademark of Commodore Applied Technologies, Inc.

                              RISK FACTORS


     You should carefully consider the risks described below before deciding to invest in our common stock. The risks and uncertainties we describe below are the material risks that we face. If any of the possible events described below actually occurred, our business, financial condition or results of operations could be materially adversely affected. If that happened, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.


     We have experienced significant operating losses since our inception. We had net losses of $5,643,000 during 1996, $15,694,000 during 1997, $5,535,000 during 1998 and $2,350,000 during the nine months ended September 30, 1999. Our losses have resulted from a combination of:

     o    significant investments in our research and development activities;

     o large expenditures for infrastructure to support our anticipated future growth;

     o    significant costs associated with our commercialization activities;


     o lack of sufficient revenues due to significant delays in our obtaining material project contracts from potential governmental and private-sector customers; and


     o   general and administrative expenses.


Until we are able to begin additional large projects for our SET technology, the timing of which is uncertain, we may continue to experience losses. We may incur operating losses in the future due primarily to:


     o continuing expenditures for our product development and commercialization activities;

     o    investments in complementary products and technologies; and

     o costs associated with expansion of our environmental management services business.


     As a result of these losses, as of September 30, 1999, we had an accumulated deficit of approximately $37,795,000. In an attempt to control our losses we undertook certain actions in 1998 and 1999 resulting in the reduction of our workforce, the closing of ancillary office locations and the elimination of all non-core business activities. Even though we have taken such steps, we still may not be able to operate profitably in the year 2000, or in the future.

OUR SET TECHNOLOGY HAS PROVEN TO BE EFFECTIVE ON A LIMITED-SCALE COMMERCIAL BASIS, BUT HAS NOT BEEN PROVEN TO BE EFFECTIVE ON A LARGE-SCALE COMMERCIAL BASIS. THEREFORE, IT MAY NEVER BE PROFITABLE TO US.

     Our SET technology has limited experience on a large-scale basis and may never perform successfully on a scale necessary for it to be profitable. As a result, we cannot predict all of the difficulties that may arise in the application of SET on a large-scale basis. In addition, not all of the results of the tests we conducted on SET have been verified by an independent testing laboratory. Thus, it is possible that this technology may require further research, development, design and testing, as well as regulatory clearances, before it can be further commercialized on a large scale. If we encounter difficulties in testing SET on a large-scale basis, we may not be able to successfully demonstrate SET to regulatory authorities from whom we may need to obtain additional permits in order to operate our business successfully. Additionally, our ability to operate our business successfully will depend on a variety of factors, many of which are beyond our control, including:


     o competition from companies with greater financial and other resources than we have;

     o    cost and availability of supplies that we use;

     o changes in governmental initiatives and requirements that affect our technologies and services;

     o    changes in regulatory requirements that apply to our business; and

     o    costs associated with equipment repair and maintenance.


WE MAY NOT BE ABLE TO OBTAIN ANY FURTHER COLLABORATIVE AGREEMENTS, LICENSES OR PROJECT CONTRACTS OR MAINTAIN THOSE WE DO HAVE, WHICH MAY REQUIRE US TO LICENSE OUR TECHNOLOGIES TO THIRD PARTIES THAT ARE NOT AFFILIATED WITH US.

     Our business is largely dependent on entering into collaborative joint working arrangements with established engineering and environmental companies, or entering into joint venture agreements involving the application of our technologies. To date, only one of our operating subsidiaries and its collaborative joint working partners have been awarded material project contracts. We may not be able to enter into any other definitive joint project arrangements or joint venture collaborative agreements. Even if we are able to enter into such arrangements or agreements, they may not be on terms and conditions that are sufficiently beneficial to us, or may not enable us to generate profits. If we are not able to enter into commercially attractive collaborative working arrangements in the future, we may have to license our technologies to third parties that are not affiliated with us. We may not be able to enter into such license arrangements. Even if we do, such arrangements may not produce any income to us. In addition, our existing project contracts, and any project contract that may be awarded to us and/or any of our joint working partners in the future, may be curtailed, delayed, redirected or terminated at any time. Problems or delays that we experience on any specific project could materially adversely affect our business and financial condition.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE ENVIRONMENTAL SERVICES INDUSTRY WHICH COULD RESULT IN A LOSS OF MARKET SHARE AND DIMINISH OUR BRAND RECOGNITION.

     Many potential users of our SET technology have already invested substantial funds in other forms of environmental remediation technology, including (i) incineration, (ii) plasma arc, (iii) vitrification, (iv) molten metal, (v) molten salt, (vi) chemical neutralization, (vii) catalytic electrochemical oxidation and (viii) supercritical wet oxidation. Our growth and future financial performance will depend on our ability to demonstrate to prospective partners and customers the advantages of our environmental technology over other technologies. We may not be successful in this effort. Furthermore, it is possible that competing technologies may be perceived to have, or may actually have, certain advantages over our technology for certain industries or applications.

     Competition in the environmental services industry is intense. The industry is dominated by large companies such as Bechtel, Westinghouse, Foster Wheeler and ICF Kaiser, among others. These companies are called upon to serve as primary contractors and consultants on a large portion of the Superfund, federal and state government, Department of Energy and Department of Defense projects. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental services industry in recent years, and additional firms can be expected to enter the industry in the future. Many of our competitors in the environmental services industry have significantly greater financial resources and more established market positions than we do. We may not be able to compete with these companies. In addition, other firms may expand into or develop expertise in the areas in which we specialize.

WE MAY BE ADVERSELY AFFECTED BY EXTENSIVE ENVIRONMENTAL REGULATIONS, AND WE COULD BE SUBJECT TO FINES OR OTHER PENALTIES FOR FAILURE TO COMPLY WITH SUCH REGULATIONS.


     The scope and nature of environmental regulation, at the federal, state and local levels, has expanded dramatically in recent years. Such regulations impose stringent guidelines on companies that generate and handle hazardous materials, as well as other companies involved in various aspects of the environmental services industry. Any future increases or changes in regulation may result in our incurring additional costs for equipment, retraining, development of new remediation plans, handling of hazardous materials and other costs.

In addition, we could be liable for substantial costs and damages (including penalties and fines) associated with environmental remediation, including investigation, cleanup and natural resource damages.

     As our environmental technology is commercialized, we may be required to obtain environmental liability insurance in the future in amounts greater than those we currently maintain. Such insurance may not provide coverage against all claims made against us. In addition, as the cost of cleaning or correcting environmental hazards can be extremely high, even if we are determined to be liable for costs that are covered by our insurance, such coverage may not be adequate to pay the entire cost. If that occurs, we may be responsible for paying costs in excess of our insurance coverage, which may significantly reduce working capital necessary to fund our operations.

OUR FUTURE SUCCESS MAY DEPEND ON CONTINUED ENVIRONMENTAL REGULATION IN CERTAIN AREAS, THE RELAXATION OF WHICH MAY RESULT IN REDUCED DEMAND FOR OUR STREAM OF REVENUE.

     Any relaxation of environmental regulation may result in a decline in demand for environmental services and thereby adversely affect our financial condition. The growth of the environmental services industry has been largely attributable to, and tracks, the increase in environmental regulation since the 1970s. The demand for environmental services has been largely the result of facility owners attempting to comply with, or avoid liability under, existing or newly imposed environmental regulations at the federal, state and local levels. Because of the burden imposed on the industry in complying with such regulations, efforts have been made by various groups to seek the relaxation or repeal of certain forms of environmental regulation. While such efforts to relax environmental regulation have been largely unsuccessful to date, the scope or growth of environmental regulation may be curtailed in the future.

WE ARE DEPENDENT UPON THE SPENDING LEVELS OF GOVERNMENTAL AND INDUSTRIAL ENTITIES, THE REDUCTION OF WHICH COULD ADVERSELY AFFECT OUR STREAM OF REVENUE.

     Any curtailment or delays in spending for environmental services by governmental agencies or industrial entities can be expected to have a material adverse effect on the environmental services industry and on our operations and prospects. Because of the nature of sites requiring environmental services, the growing public emphasis on environmental matters and the cost of environmental services, a significant portion of all funds budgeted for such services has already been spent by governmental agencies and large industrial entities. While third-party reimbursement may be sought in various cleanups, most Superfund cleanups, as well as weapons and other nuclear facility cleanups, involve significant spending by governmental agencies. As budget constraints and emphasis on employment, international competition and other considerations grow, certain governmental agencies and industrial entities may choose to delay or curtail expenditures for environmental services.

OUR BUSINESS IS HEAVILY DEPENDENT UPON CONTRACTS TO PROVIDE SERVICES FOR THE DEPARTMENT OF ENERGY. THE FAILURE TO RENEW THOSE CONTRACTS OR TO REPLACE THEM WILL RESULT IN A MATERIAL REDUCTION OF OUR REVENUES.

     A significant portion of our revenues during the past two years have come from contracts that we have to provide services for one client, the Department of Energy. Revenues from our contract to provide technical management support services to the Department of Energy for the opening and operation of the Waste Isolation Pilot Plant near Carlsbad, New Mexico constituted approximately 62% of our total revenues in 1999. Revenues from our contract to provide technical, engineering and scientific support for the closedown and cleanup of the Department of Energy's facility at Rocky Flats, Colorado accounted for approximately 22% of our total revenues in 1999. The Waste Isolation Pilot Plant contract will expire on September 30, 2000, and the Rocky Flats contract will expire on June 30, 2000. In order for us to replace the revenues attributable to such large projects, we must secure one or more large projects or a large number of smaller projects. We may not be able to adequately replace such projects with other projects that will produce as much revenue. If we fail to do so, our revenues will be materially reduced and your investment will be materially adversely affected. Furthermore, we may continue to be dependent on a small number of major customers for a significant portion of our revenues.

OUR CASH NEEDS ARE SIGNIFICANT AND WE WILL LIKELY NEED ADDITIONAL FUNDING IN THE FUTURE. IF ADEQUATE FUNDS ARE NOT AVAILABLE, WE MAY HAVE TO DELAY, SCALE BACK OR ELIMINATE ONE OR MORE OF OUR DEVELOPMENT PROGRAMS.

     We have required and will require substantial working capital to support our ongoing operations. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or certain aspects of our operations (in addition to those we have already curtailed), or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technology that we would not otherwise relinquish, or to license third parties to commercialize our technology that we would otherwise seek to develop ourselves.

     Prior to our initial public offering, financing for all of our activities had been provided in the form of direct equity investments and loans by Commodore Environmental Services, Inc. ("COES"), the owner of approximately 49% of our outstanding common stock. Since the consummation of our initial public offering in July 1996, we have experienced periodic working capital shortages because of expenditures relating to research and development and other infrastructure expenditures. As a result of such working capital shortages, we were required to raise additional capital through private placements of our preferred stock and common stock.

     Notwithstanding such financing, we expect that we will require significant additional capital either in the form of debt or equity in the near future to support our operations. We may not be able to obtain any additional financing on acceptable terms, or at all.

THE PATENT AND OTHER INTELLECTUAL PROPERTY PROTECTION WE CURRENTLY HAVE MAY NOT BE ADEQUATE TO PROTECT US FROM INFRINGEMENT BY OTHERS AND WE CANNOT BE SURE THAT OUR BUSINESS DOES NOT INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

     We are highly dependent upon proprietary technology and seek to protect such technology through a combination of patents, licenses and trade secrets. We have applied for and obtained patents for certain proprietary aspects of our technology and processes in the United States and other countries. Our success depends, in large part, on our ability to obtain additional patents, protect the patents that we currently own, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents that we currently own are improvement patents, which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. Our pending patent applications may not be approved; we may not develop any additional proprietary technology that is patentable; any patents issued to us may not provide us with competitive advantages and may be challenged by third parties; and the patents of others may have an adverse effect on our ability to conduct our business. Furthermore, others may independently develop similar or superior technologies, duplicate elements of our technologies, or design around our technology.

     In the future, we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. Any license acquired under such patents may not be made available to us on acceptable terms, or at all. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents. In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology, which we seek to protect, in part, by entering into confidentiality agreements with our prospective working partners and collaborators, employees and consultants. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and proprietary know-how may otherwise become known or be independently discovered by others.

OUR ACQUISITION PROGRAM POSES SPECIAL RISKS AND FINANCIAL CONSEQUENCES TO US THAT COULD ULTIMATELY HURT OUR BUSINESS AND ADVERSELY AFFECT YOUR INVESTMENT.


     As part of our growth strategy, we may seek to acquire or invest in complementary (including competitive) businesses, products or technologies. Acquisitions involve numerous risks, including:

     o difficulties in the assimilation of the acquired operations, technologies and products;

     o    diversion of management's attention from other business concerns; and

     o    potential departures of key employees of the acquired company.

     If we successfully identify acquisitions in the future, completing such acquisitions may result in:

     o    new issuances of our stock that may be dilutive to current owners;

     o    increases in our debt and contingent liabilities; and

     o additional amortization expenses related to goodwill and other intangible assets.


     Any of these risks could materially adversely affect our business, financial condition and results of operations, thereby adversely affecting the value of your investment.


     We continue to explore potential acquisitions. We may not be able to identify, successfully complete or integrate potential acquisitions in the future. However, even if we can, we cannot be sure that such acquisitions will have a positive impact on our business or operating results.


THE LOSS OF OUR SENIOR MANAGEMENT OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT.

     Our success depends to a significant extent upon the performance of senior management and other key employees and on our ability to continue to attract and retain highly qualified personnel. Each of the employment agreements with our senior executive officers has, as of the date of this prospectus, either expired by its terms and has not been renewed by us or, in the case of the employment agreement of Kenneth L. Adelman, our former Executive Vice President--Marketing and International Development, has been mutually cancelled and has no further force and effect. Thus, such individuals could leave the company at any time. Should any of the members of our senior management be unable or unwilling to continue in their present roles, or should such persons determine to enter into competition with us, our operations and prospects could be adversely affected. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. We may not be successful in attracting and retaining such personnel in the future. We presently do not carry any key-man life insurance.

WE HAVE VERY LIMITED MANUFACTURING OPERATIONS AND RELY ON OUTSIDE SOURCES OF SUPPLY FOR MOST OF THE STRATEGIC COMPONENTS USED IN OUR SET TECHNOLOGY. OUR INABILITY TO OBTAIN A SUFFICIENT SUPPLY OF SUCH COMPONENTS COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO SERVE OUR CLIENTS.

     We currently have very limited manufacturing capabilities and experience in manufacturing the components used in our SET process. We intend to continue to rely on outside sources of supply for most of the strategic components utilized in the SET technology. If we were unable to obtain a sufficient supply of required components, we could experience significant delays in the manufacture of SET equipment, which could result in the loss of orders and customers and could have a material adverse affect on our business and market goodwill, which will materially reduce the value of your investment. In addition, if the cost of raw materials or finished components were to increase, there can be no assurance that we would be able to pass such increase to our customers. The use of outside suppliers also entails risks of quality control and disclosure of proprietary information.

OUR BOARD OF DIRECTORS HAS A POTENTIAL CONFLICT OF INTERESTS WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     Paul E. Hannesson, our Chairman of the Board, President and Chief Executive Officer, also serves as the Chairman of the Board and Chief Executive Officer of our affiliate, Commodore Separation Technologies, Inc. ("Separation"), and devotes a limited portion of his business and professional time and efforts to Separation's business. In addition, six out of seven members of our board of directors also serve as directors of Separation. Mr. Hannesson and those other directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them. Moreover, while Mr. Hannesson has agreed to devote the majority of his business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by him to Separation. We may be materially adversely affected if Mr. Hannesson and/or the other directors choose to place the interests of Separation before those of the company and we fail to resolve such conflicts in our favor.

FUTURE SALES OF OUR COMMON STOCK MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR STOCK.

     On a fully-diluted basis (not including the shares of our common stock underlying any of our outstanding convertible preferred stock), approximately 63,741,149 shares of our common stock would be outstanding on the date of this prospectus. Of such shares, 33,828,682 shares would be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by our "affiliates." The remaining 29,912,467 shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and may only be sold in the public market if such shares are registered under the Securities Act of 1933, as amended, or sold in accordance with Rule 144 or another exemption from registration. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED CONSIDERABLY AND WILL PROBABLY CONTINUE TO DO SO.


     The stock markets have experienced extreme price and volume fluctuations. The market prices for our common stock and publicly traded warrants have been historically volatile. The market prices of our securities could be subject to wide fluctuations in the future as well in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

     o   future announcements of new competing technologies;

     o changing policies and regulations of the federal government and state governments;

     o the status of our patent protection and other intellectual property rights;

     o    quarterly fluctuations in our financial results;

     o    liquidity of the market for our securities;

     o    public perception of our company and our entry into new markets; and

     o    general conditions in our company's industry and the economy.


OUR CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK THAT MAY INHIBIT A TAKEOVER.


     Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire the company. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and upon such terms as it may determine. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. In addition, our by-laws require stockholders to provide advance notice to nominate candidates for election as directors and to submit proposals for consideration at stockholder meetings. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire our company and, therefore, may inhibit a change of control of our company under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices.


OUR BUSINESS COULD STILL BE DISRUPTED BY RESIDUAL CONSEQUENCES OF THE YEAR 2000 PROBLEM.

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished during the years leading up to 2000 was effective to prevent any problems. As of the date of this prospectus, we have not experienced any such computer difficulty; however, computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties may, depending upon their pervasiveness and severity, have a material adverse effect on our business, financial condition and results of operations. Any of the following could have a material adverse effect on our business operations:

     o    a failure to fully identify all year 2000 dependencies in our systems;

     o a failure to fully identify all year 2000 dependencies in the systems of third parties with whom we do business;

     o a failure of any third party with whom we do business to adequately address their year 2000 issues;

     o the failure of any contingency plans developed to protect our business and operations from year 2000-related interruptions; and

     o delays in the implementation of new systems resulting from year 2000 problems.



                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated. Certain of those risks and uncertainties are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those forecast in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Please see "Risk Factors" for a discussion of certain risks that are relevant to us.



                      ABOUT COMMODORE APPLIED TECHNOLOGIES

     We are an environmental treatment and services company that provides a range of services related to remediating contamination in soils, liquids and other materials and disposing of or reusing certain waste by-products. Our environmental services business, which accounts for substantially all of our current revenues, offers a full range of services related to environmental management for on-site and off-site identification, investigation, remediation and management of hazardous, mixed and radioactive wastes, as well as waste remediation services through the use of our proprietary technology, known as SET (solvated electron technology). We believe that SET is the only patented, non-thermal, portable and scalable process that is currently available for treating and decontaminating soils, liquids and other materials containing PCBs, pesticides, dioxins, chemical weapons and warfare agents and other toxic contaminants.

     Demand for our environmental technology and services is anticipated to arise principally from two sources:

     o the need for alternative environmental treatment and disposal methods for toxic substances (such as the SET technology), which involve limited safety risks with respect to air pollution and transportation of hazardous materials and do not result in large volumes of residual waste that require further treatment prior to disposal; and

     o stricter legislation and regulations mandating new or increased levels of air and water pollution control and solid waste management.

     Our business strategy is to expand our environmental services business and commercialize our SET technology. We plan to execute this strategy by:

     o strengthening our relationships with our present industrial and government-sector customers, particularly the Department of Energy and Department of Defense, by continuing to provide high-quality environmental management and consulting services;

     o focusing our marketing efforts with respect to the SET technology on selected niche markets within certain strategic environmental market segments, such as government mixed waste remediation and chemical weapons demilitarization, where we believe SET offers the greatest value and meets pressing customer needs; and

     o establishing additional collaborative joint working and marketing arrangements with established engineering and environmental service organizations to pursue commercial opportunities in the public and private sector.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and our telephone number at that address is (212) 308-5800.


                               RECENT DEVELOPMENTS

$2.5 MILLION PRIVATE PLACEMENT

     On November 4, 1999, we completed a $2.5 million private placement financing with The Shaar Fund Ltd. We received net proceeds of approximately $2.1 million, after payment of expenses and fees in connection with the private placement. We have been and intend to continue using these net proceeds for working capital and general corporate purposes.

     In the private placement, we issued to The Shaar Fund 335,000 shares of a new Series E convertible preferred stock, convertible into our common stock at any time after April 30, 2000, up to April 30, 2003. We also issued to The Shaar Fund a warrant to purchase up to 312,500 shares of our common stock (subject to adjustment) at a purchase price of $1.1963 per share. The warrant expires on November 4, 2004.

     The conversion price of the Series E convertible preferred stock will be equal to the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date The Shaar Fund elects to convert its shares, as long as our common stock continues to trade on the American Stock Exchange. In May 2003, the Series E convertible preferred stock will automatically convert into our common stock at a conversion price calculated in accordance with the above conversion formula, plus accrued and unpaid dividends. If conversion of the Series E convertible preferred stock would require us to issue to The Shaar Fund a number of shares of our common stock equal to or greater than 20% of the outstanding shares of our common stock as of November 4, 1999, we will be required to obtain stockholder approval before we may issue those shares.

     The Series E convertible preferred stock has a variable rate dividend averaging 8.14% over the term of the securities. We reserved the right to redeem all of the Series E convertible preferred stock on or before April 30, 2000 by payment of $2.8 million, plus any accrued and unpaid dividends. We do not currently have any intention to redeem the Series E convertible preferred stock.

     We issued to Avalon Research Group Inc., as finder in this transaction, a five-year warrant to purchase up to 250,000 shares of our common stock (subject to adjustment) at a purchase price of $1.1963 per share. We also paid Avalon a fee of $250,000.

$2.0 MILLION PRIVATE PLACEMENT

     On March 15, 2000, we completed a $2.0 million private placement financing with The Shaar Fund Ltd. We received net proceeds of approximately $1.8 million, after payment of expenses and fees in connection with the private placement. We have been and intend to continue using these net proceeds for working capital and general corporate purposes.

     In the private placement, we issued to The Shaar Fund 266,700 shares of a new Series F convertible preferred stock, convertible into our common stock at any time on or after September 30, 2000, up to September 30, 2003. We also issued to The Shaar Fund a warrant to purchase up to 250,000 shares of our common stock (subject to adjustment) at a purchase price of $1.93875 per share. The warrant expires on March 15, 2005.

     The conversion price of the Series F convertible preferred stock will be equal to the lesser of (i) $2.50 (subject to adjustment for any stock-split or stock combination) or (ii) the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date The Shaar Fund elects to convert its shares, as long as our common stock continues to trade on the American Stock Exchange. In October 2003, the Series F convertible preferred stock will automatically convert into our common stock at a conversion price calculated in accordance with the above conversion formula, plus accrued and unpaid dividends. If conversion of the Series F convertible preferred stock would require us to issue to The Shaar Fund a number of shares of our common stock equal to or greater than 20% of the outstanding shares of our common stock as of March 15, 2000, we will be required to obtain stockholder approval before we may issue those shares.

     The Series F convertible preferred stock has a variable rate dividend averaging 8.23% over the term of the securities. We reserved the right to redeem all of the Series F convertible preferred stock on or before September 30, 2000 by payment of $2,250,000, plus any accrued and unpaid dividends. We do not currently have any intention to redeem the Series F convertible preferred stock.

     We issued to Avalon Research Group Inc., as finder in this transaction, a five-year warrant to purchase up to 113,475 shares of our common stock (subject to adjustment) at a purchase price of $1.93875 per share. We also paid Avalon a fee of $200,000.

U.S. ARMY FUNDS $7.9 MILLION FOR DEMONSTRATION OF SET TECHNOLOGY

     On February 25, 2000, the U.S. Army awarded our Teledyne-Commodore, LLC joint venture $7.9 million to demonstrate our SET technology for the destruction of chemical weapons. The demonstration, administered under the Assembled Chemical Weapons Assessment program has already begun and will continue until January 2001. On March 27, 2000 we released details of the planned tests for the Phase II demonstration under this program. The Army will test Teledyne-Commodore's SET technology and its Ammonia Fluid-Jet Process technology in the destruction of chemical weapons. In two separate sets of tests, Teledyne-Commodore will test seven major unit operations. These tests will be conducted at the Dugway Proving Ground, Utah and the Chemical Agent Munition Disposal System near Tooele, Utah.

GENERAL SERVICES ADMINISTRATION, FEDERAL SUPPLY SERVICE AWARDS $15 MILLION CONTRACT TO OUR SUBSIDIARY COMMODORE ADVANCED SCIENCES, INC.

     On March 1, 2000, the General Services Administration, Federal Supply Service, awarded our subsidiary Commodore Advanced Sciences, Inc. a five-year, $15 million contract to provide environmental services. This contract for environmental advisory services includes providing expertise in the areas of environmental planning services and documentation, environmental compliance services, environmental/occupational training services and waste management services.


                                 USE OF PROCEEDS

     All of the common stock offered hereby is being sold by or for the selling stockholders. We will not receive any proceeds from the sale of the common stock offered hereby. We will, however, receive the exercise price upon the exercise of warrants held by The Shaar Fund Ltd. and Avalon Research Group Inc. We plan to use all such proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth:

     o    the name of each selling stockholder;


     o the number of shares of common stock, and the percentage (if 1% or more) of the outstanding shares of such class, owned as of March 30, 2000;


     o the number of shares which may be sold pursuant to this prospectus for the account of the selling stockholder; and

     o the number of such shares, and the percentage (if 1% or more) of the outstanding shares of such class, that will be owned by the Selling Stockholder, assuming the sale of all the shares offered pursuant to this prospectus.


The information included below is based upon information provided to us by the selling stockholders. The selling stockholders purchased or otherwise acquired the securities to be resold in the ordinary course of business. Because each selling stockholder may offer all, some or none of the shares of common stock it holds, the following table has been prepared on the assumption that all of the shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. At the time of purchase there were, and as of the date of this prospectus there are, no agreements, arrangements or understandings, directly or indirectly, with any person to distribute any of the securities to be resold. Except as indicated, none of the selling stockholders has had a material relationship with us within the past three years, other than as a result of ownership of shares of our common stock or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their respective shares.

                                                                     NUMBER OF
                                      SHARES OF COMMON STOCK           SHARES           SHARES OF COMMON STOCK
                                      OWNED PRIOR TO THE SALE       WHICH MAY BE         OWNED AFTER THE SALE
                                     -------------------------      SOLD THROUGH       -------------------------
NAME AND POSITION/RELATIONSHIP         NUMBER          PERCENT     THIS PROSPECTUS       NUMBER         PERCENT
------------------------------       ----------        -------     ---------------     ----------       --------
The Shaar Fund Ltd. ..........           0(1)              *        11,000,000(2)           0               *
Commodore Environmental
  Services, Inc. (3) .........       15,456,677(4)       49.9%       2,500,000(5)      12,956,677(3)      41.8%
Avalon Research Group Inc. (6)           0(7)              *           363,475(8)           0               *

----------

* Represents less than 1% of the outstanding shares of our common stock as of March 30, 2000.

(1) Does not include shares of our common stock The Shaar Fund may receive in lieu of cash dividend payments on, and upon conversion of, the Series E convertible preferred stock and the Series F convertible preferred stock, and upon exercise of its warrants to purchase up to an aggregate of 562,500 shares (subject to adjustment) of our common stock.

(2) Pursuant to a Registration Rights Agreement, dated as of November 4, 1999, and a Registration Rights Agreement, dated as of March 15, 2000, by and between our company and The Shaar Fund, we agreed to register an aggregate of 11,000,000 shares of our common stock for sale by The Shaar Fund. The Shaar Fund may receive shares of our common stock in lieu of cash dividend payments on, and upon conversion of, the Series E convertible preferred stock and the Series F convertible preferred stock, and upon exercise of its warrants to purchase up to an aggregate of 562,500 shares (subject to adjustment) of our common stock. The 11,000,000 shares being registered hereby for sale by The Shaar Fund is not intended to be a representation of the number of shares of our common stock which may actually be issued to The Shaar Fund, which may be materially more or less than 11,000,000. The conversion price of the Series E convertible preferred stock will be equal to the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date of conversion, as long as our common stock continues to trade on the American Stock Exchange. The conversion price of the Series F convertible preferred stock will be equal to the lesser of (i) $2.50 (subject to adjustment for any stock-split or stock combination) or
     (ii) the arithmetic mean of the
     closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date of conversion, as long as our common stock continues to trade on the American Stock Exchange. Please see "Recent Developments--$2.5 Million Private Placement" for a more detailed discussion regarding the conversion terms of the Series E convertible preferred stock, and "Recent Developments - $2.0 Million Private Placement" for a more detailed discussion regarding the conversion terms of the Series F convertible preferred stock.

(3) Commodore Environmental Services, Inc. is our principal stockholder. Please see "Item 13. Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this prospectus by reference, for a more detailed discussion of the relationship between Commodore Environmental Services, Inc. and us.

(4) Does not include shares underlying currently exercisable warrants to purchase an aggregate of 14,410,540 shares (subject to adjustment) of our common stock at prices ranging from $1.28 per share to $7.03 per share.

(5) Pursuant to a letter agreement between our company and Commodore Environmental Services, Inc., dated November 4, 1999, Commodore Environmental agreed, among other things, that it will not sell or distribute any or all of these shares at a price less than $2.00 per share for so long as The Shaar Fund has not converted 75% or more of its Series E convertible preferred stock.

(6) Avalon Research Group Inc. acted as a finder in connection with our sale of the Series E convertible preferred stock and the Series F convertible preferred stock to The Shaar Fund, and has acted as a finder in connection with certain other private placement transactions we have completed in the past. In connection with our sale of the Series E convertible preferred stock to The Shaar Fund, we paid Avalon a fee of $250,000 and issued Avalon a warrant to purchase up to 250,000 shares (subject to adjustment) of our common stock at a price of $1.1963 per share. In connection with our sale of the Series F convertible preferred stock to The Shaar Fund, we paid Avalon a fee of $200,000 and issued Avalon a warrant to purchase up to 113,475 shares (subject to adjustment) of our common stock at a price of $1.93875 per share. Avalon is a registered broker-dealer.

(7) Does not include shares of our common stock Avalon Research Group Inc. may receive upon exercise of its warrants to purchase up to an aggregate of 363,475 shares (subject to adjustment) of our common stock.

(8) Pursuant to a Finder's Agreement, dated August 17, 1999, by and between our company and Avalon Research Group Inc., we agreed to register for resale the 363,475 shares (subject to adjustment) of our common stock underlying the warrants that were issued to Avalon in connection with our sale of the Series E convertible preferred stock and the Series F convertible preferred stock to The Shaar Fund.

                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered hereby may be sold, from time to time, by or for the selling stockholders in one or more transactions on the American Stock Exchange, in the public market off the American Stock Exchange, in privately negotiated transactions, or in a combination of such transactions. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Pursuant to a letter agreement between our company and Commodore Environmental Services, Inc., dated November 4, 1999, Commodore Environmental agreed, among other things, that it will not sell or distribute any or all of its shares offered hereby at a price less than $2.00 per share for so long as The Shaar Fund Ltd. has not converted 75% or more of its Series E convertible preferred stock. The shares may be sold by or for the selling stockholders by one or more of the following methods, without limitation:

     o block trades in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange; o ordinary brokerage transactions and transactions in which a broker may solicit purchasers;

     o    privately negotiated transactions;

     o    short sales; and

     o    a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the securities act.


     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under the Exchange Act, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of these things may limit the marketability of the shares.

     To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to the shares as of the date of this prospectus. If we are notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such selling stockholder and of the participating broker or dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

     We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) five years after the effective date of the registration statement or (ii) such time as all the shares registered under the registration statement have been sold or are no longer subject to volume or manner of sale restrictions under the Securities Act.


     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.


     We will pay all expenses incurred to register the shares, which are estimated to be approximately $58,000, but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by this prospectus.



                                  LEGAL MATTERS


     The validity of the shares offered by this prospectus has been passed upon by our counsel, Greenberg Traurig, LLP, New York, New York. A shareholder of Greenberg Traurig, LLP holds options to purchase 275,000 shares of common stock of Commodore Environmental Services, Inc.



                                     EXPERTS


     The consolidated financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1999 and for the year ended December 31, 1999, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of Tanner & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission that are required to be filed under the Securities Exchange Act of 1934, as amended. You may read and copy such reports, proxy statements and other information at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's internet site on the World Wide Web at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     We have filed a registration statement on Form S-3 with the SEC with respect to the shares. This prospectus constitutes a part of that registration statement, as amended. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. In addition, there may have been changes in the facts set forth in this prospectus since the date it was filed. For further information about us and our common stock, you should consult the registration statement and its exhibits. Statements in this prospectus regarding the contents of any documents are summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document on file with the SEC. You may inspect and obtain copies of the registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, through the entities listed above.


     The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information contained in a previously filed document that we incorporate by reference is considered to be a part of this prospectus, except for any information superseded by information in this prospectus.

Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.

     The following documents we filed with the SEC pursuant to the Exchange Act (File No. 1-11871), as well as any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering, are incorporated by reference:


          (a) our Annual Report on Form 10-K for the year ended December 31, 1999, including the exhibits thereto; and

          (b) the description of our common stock contained in our registration statement on Form 8-A, dated June 24, 1996, as amended by our registration statement on Form 8-A/A, dated June 26, 1996, filed under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.


     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at our principal executive office at 150 East 58th Street, Suite 3400, New York, New York 10155, Attention: General Counsel; telephone number (212) 308-5800.

================================================================================




                                13,863,475 SHARES



                      COMMODORE APPLIED TECHNOLOGIES, INC.


                                  COMMON STOCK



                               -------------------

                               P R O S P E C T U S

                               -------------------




                               -------------------

                               __________ __, 2000

                               -------------------



WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. The selling stockholders will not pay any of the listed expenses. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and American Stock Exchange additional listing fee.


                                                               TO BE PAID
                                                                 BY THE
                                                               REGISTRANT
                                                               ----------

      SEC registration fee ..................................  $ 5,070.35
      Accounting fees and expenses ..........................   10,000.00
      Legal fees and expenses ...............................   10,000.00
      American Stock Exchange additional listing fee ........   17,500.00
      Printing and engraving costs ..........................   10,000.00
      Miscellaneous expenses ................................    5,000.00
                                                               ----------
          Total .............................................  $57,570.35
                                                               ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

     Article Thirteenth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of the Company's Certificate of Incorporation and Article VI of the Company's By-Laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     The Company has in force a combined insurance policy with its affiliates under which its directors and officers are insured (with limits of $10 million per occurrence and $10 million in the aggregate) against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER                          DESCRIPTION
-------                          -----------

 * 4.1 Warrant to purchase 312,500 shares of Common stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

 * 4.2  Certificate of Designation of Series E convertible preferred stock.

 * 4.3   Specimen Form of Common Stock Certificate. (1)

 * 4.4 Warrant to purchase 250,000 shares of Common stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group Inc.

** 4.5 Warrant to purchase 250,000 shares of Common Stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

** 4.6  Certificate of Designation of Series F convertible preferred stock.

** 4.7 Warrant to purchase 113,475 shares of Common Stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group, Inc.

** 5.1   Opinion of Greenberg Traurig, LLP.

 *10.1 Securities Purchase Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.2 Registration Rights Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.3 Finder's Agreement, dated August 17, 1999, between Commodore Applied Technologies, Inc. and Avalon Research Group Inc.

**10.4 Securities Purchase Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

**10.5 Registration Rights Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

**10.6 Award Contract, dated October 6, 1997, between the U.S. Army CBDCOM and Teledyne-Commodore, LLC.

**10.7 Award Contract, dated January 18, 2000, between General Services Administration and Commodore Advanced Sciences, Inc.

**23.1  Consent of PricewaterhouseCoopers LLP.

**23.2  Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).

**23.3  Consent of Tanner & Co.

 *25.1  Power of Attorney.
----------

 *   Previously filed electronically.
**   Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of March, 2000.



                                        COMMODORE APPLIED TECHNOLOGIES, INC.


                                        By:  /s/ PAUL E. HANNESSON
                                             ----------------------------------
                                             Paul E. Hannesson
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 Signature                                 Capacity                             Date
                 ---------                                 --------                             ----

/s/         PAUL E. HANNESSON                  Chairman of the Board, President           March 30, 2000
-----------------------------------------      and Chief Executive Officer
            Paul E. Hannesson                  (principal executive officer)

/s/        JAMES M. DEANGELIS*                 Senior Vice President and Chief            March 30, 2000
-----------------------------------------      Financial Officer (principal
           James M. DeAngelis                  financial and accounting officer)

/s/        WILLIAM R. TOLLER*                  Director                                   March 30, 2000
-----------------------------------------
           William R. Toller

/s/         BENTLEY J. BLUM*                   Director                                   March 30, 2000
-----------------------------------------
            Bentley J. Blum

/s/        KENNETH L. ADELMAN*                 Director                                   March 30, 2000
-----------------------------------------
           Kenneth L. Adelman

/s/         HERBERT A. COHEN*                  Director                                   March 30, 2000
-----------------------------------------
            Herbert A. Cohen

/s/         DAVID L. MITCHELL*                 Director                                   March 30, 2000
-----------------------------------------
            David L. Mitchell

*By:  /s/   Paul E. Hannesson
-----------------------------------------
            Paul E. Hannesson
             Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------

 * 4.1 Warrant to purchase 312,500 shares of Common stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

 * 4.2  Certificate of Designation of Series E convertible preferred stock. *
        4.3 Specimen Form of Common Stock Certificate. (1)

 * 4.4 Warrant to purchase 250,000 shares of Common stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group Inc.

** 4.5 Warrant to purchase 250,000 shares of Common Stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

** 4.6  Certificate of Designation of Series F convertible preferred stock.

** 4.7 Warrant to purchase 113,475 shares of Common Stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group, Inc.

** 5.1  Opinion of Greenberg Traurig, LLP.

 *10.1 Securities Purchase Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.2 Registration Rights Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.3 Finder's Agreement, dated August 17, 1999, between Commodore Applied Technologies, Inc. and Avalon Research Group Inc.

**10.4 Securities Purchase Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

**10.5 Registration Rights Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

**10.6 Award Contract, dated October 6, 1997, between the U.S. Army CBDCOM and Teledyne-Commodore, LLC.

**10.7 Award Contract, dated January 18, 2000, between General Services Administration and Commodore Advanced Sciences, Inc.

**23.1  Consent of PricewaterhouseCoopers LLP.

**23.2  Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).

**23.3  Consent of Tanner & Co.

 *25.1  Power of Attorney.

----------

 *      Previously filed electronically.

**      Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.